Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

IPC HOLDINGS, LTD. REPORTS THIRD QUARTER 2008 RESULTS,

AND NOTES IMPENDING CONVERSION OF SERIES A MANDATORY CONVERTIBLE

PREFERRED SHARES

PEMBROKE, BERMUDA, October 23, 2008. IPC Holdings, Ltd. (NASDAQ: IPCR) today reported a net loss for the quarter ended September 30, 2008 of $(87.5) million, or $(1.93) per common share, compared to net income of $113.2 million, or $1.63 per common share, for the third quarter of 2007. For the nine months ended September 30, 2008 IPC reported net income of $46.7 million, or $0.65 per common share, compared to $218.4 million, or $3.06 per common share, for the corresponding period of 2007.

	Quarter ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(expressed in thousands of U.S. Dollars, except per share amounts)
NET OPERATING INCOME	$21,028	$82,493	$212,190	$177,127

Net (losses) gains on investments	(108,541)	30,719	(165,450)	41,264

NET (LOSS) INCOME	$(87,513)	$113,212	$46,740	$218,391

Preferred dividend	4,282	4,329	12,846	12,893

NET (LOSS) INCOME AVAILABLE TO COMMON SHAREHOLDERS	$(91,795)	$108,883	$33,894	$205,498

Basic net (loss) income available to common shareholders, per common share	$(1.93)	$1.80	$0.65	$3.29
Diluted net (loss) income per common share (anti-dilution provisions apply to 2008)	$(1.93)	$1.63	$0.65	$3.06

Net operating income per common share (diluted)	$0.38	$1.19	$3.53	$2.48

Weighted average number of common shares – basic	47,623,192	60,564,354	52,403,480	62,485,316
Weighted average number of common shares – diluted	55,325,568	69,552,695	60,108,191	71,477,568

Non-GAAP Financial Measures:

In addition to the GAAP financial measures set forth herein, IPC Holdings, Ltd. (the “Company”) has included certain non-GAAP financial measures in this Press Release within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. “Net operating income” and its per share equivalent, as used herein, differ from “net income” and its per share equivalent under GAAP, which the Company believes is the most directly comparable GAAP measure. Net operating income is a common performance measurement which, as calculated by the Company, corresponds to net income excluding net gains and losses on investments. These items are excluded because they are not considered by management to be relevant indicators of the performance of or trends in our business operations, but rather of the investment and credit markets in general. We believe that the presentation of net operating income provides useful information regarding our results of operations because it follows industry practice, is followed closely by securities analysts and rating agencies, and enables investors and securities analysts to make performance comparisons with our peers in the insurance industry. This measure may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on net operating income as a non-GAAP measure in assessing IPC’s overall financial performance.

Results of Operations:

For the quarter ended September 30, 2008, our net operating income was $21.0 million, or $0.38 per common share, compared to $82.5 million, or $1.19 per common share for the third quarter of 2007. For the nine months ended September 30, 2008, our net operating income was $212.2 million, or $3.53 per common share, compared to $177.1 million, or $2.48 per common share, for the corresponding period in 2007.

President and Chief Executive Officer Jim Bryce commented: “2008 will go down as a record year for providing catastrophic losses of many different types. In the third quarter alone, there were 11 catastrophe events, as defined by Property Claim Services (“PCS”), of which the largest was hurricane Ike. This followed the first half of the year which set a record for per-risk losses. In addition to all of the insured losses, we’ve experienced the costliest catastrophe event in many years–the meltdown of global financial markets–the effect of which will probably be measured in trillions of dollars. All of this will inevitably result in impacted balance sheets for many companies. IPC has withstood these events for a variety of reasons. From an underwriting perspective, we write little in the way of either per-risk covers or offshore energy exposures. The former benefitted IPC during the first half of the year, and the latter was an important consideration when preparing our estimates of losses for hurricanes Gustav and Ike. Our estimate of loss for hurricane Ike uses an estimated industry loss for onshore exposures of $14.5 billion, which is above the top end of the ranges estimated by the catastrophe modelling companies. IPC also has a seasoned staff, who learned the lessons from events in 2004 and 2005, and have adjusted our underwriting approach accordingly. We have an enviable portfolio of clients, many of whom have been with us for over a decade or more, and who will be looking for our continued support in 2009. We also have strong relationships with the brokers who place business with us, and our long-term, proactive approach should be of benefit in times of consolidation. On the investment side, our conservative approach helped us avoid any direct losses arising from sub-prime mortgages; in both January and September, 2008 we pared back our investments in equities, although this did not shield us entirely from crashing equity prices, widening credit spreads and major financial institutions requiring rehabilitation or reorganization, little of which could have been foreseen only a matter of months ago. Despite all of these events, we have entered the fourth quarter of 2008 and look forward to 2009 with a feeling of optimism.”

In the quarter ended September 30, 2008, we wrote gross premiums of $59.8 million, compared to $43.4 million in the third quarter of 2007. Premiums in respect of new business totaled $4.5 million; however this was more than offset by business that was not renewed because of unsatisfactory terms and conditions, or because the cedant did not purchase the protection, which totalled approximately $4.7 million. Premiums from existing business were approximately $1.5 million less in the third quarter of 2008 in comparison to the third quarter of 2007, mostly due to program re-structuring, including changes in client retentions and pricing. There was a $18.7 million increase in reinstatement premiums in the third quarter of 2008 compared to the third quarter of 2007, primarily due to the impact of estimated claims from hurricane Ike. Excess of loss premium adjustments, which are adjustments generally arising from differences between cedants’ actual exposure base and original estimates thereof, were $0.5 million less in the third quarter of 2008 in comparison to the third quarter of 2007. For the nine months ended September 30, 2008, we wrote gross premiums of $362.6 million, compared to $388.9 million for the corresponding period of 2007. The effect of changes to business written for existing clients, including pricing, changes to program structure and/or renewal dates, as well as changes to foreign exchange rates, was a decrease of $44.5 million. Business that was not renewed in the nine months ended September 30, 2008 totalled $32.9 million, which was more than offset by new business totaling $46.1 million during the same period. Excess of loss premium adjustments were $2.0 million less in the nine months ended September 30, 2008 compared to the corresponding period of 2007, while reinstatement premiums were $7.3 million more in the nine months ended September 30, 2008 in comparison with the corresponding period of 2007.

In the third quarter of 2008, we ceded $0.3 million of premiums to our retrocessional facility, compared with $1.7 million for the quarter ended September 30, 2007. The actual contracts ceded are at IPC’s underwriters’ judgement in optimizing the risk profile of the portfolio, which can cause premiums ceded to vary as a proportion of our gross writings, from quarter to quarter. In addition, our Property Catastrophe Excess of Loss retrocessional facility was not renewed at January 1, 2008, and there was less participation by retrocessionaires in our proportional reinsurance facility. In the nine months ended September 30, 2008 we ceded $5.1 million to our retrocessional facilities, compared to $16.4 million ceded in the corresponding period of 2007.

Net premiums earned in the quarter ended September 30, 2008 were $113.4 million, compared to $97.4 million in the third quarter of 2007. This increase is primarily due to the impact of reinstatement premiums as a result of increased loss activity in the period. For the nine months ended September 30, 2008, earned premiums were $288.0 million, compared to $300.9 million in corresponding period of 2007. Despite the benefits of both the increase of reinstatement premiums of written premiums and reduction in premiums ceded during the period, this was offset by a reduction in basic gross premiums during the previous twelve months.

We earned net investment income of $23.4 million in the quarter ended September 30, 2008, compared to $32.5 million in the third quarter of 2007. In the third quarter of 2007 we received dividends of $7.8 million from our investment in a fund of hedge funds, whereas we did not receive any dividends from this investment in the third quarter of 2008. In addition, the overall yield from the fixed income portfolio continues to be approximately 20–40 basis points less during 2008, compared to 2007. For the nine months ended September 30, 2008 we earned net investment income of $70.6 million, compared to $97.5 million in the corresponding period in 2007. During the nine months ended September 30, 2007 we had received dividends of $22.3 million from the investment noted above.

We recognized a net loss of $(108.5) million from investments in the quarter ended September 30, 2008, compared to a net gain of $30.7 million in the third quarter of 2007. As discussed in our first quarter, 2007 earnings press release, effective January 1, 2007 we early-adopted SFAS 159, the Fair Value Option for Financial Assets and Financial Liabilities, with respect to our investment portfolio. Accordingly, all changes to the fair value of our investment portfolio are recorded as net (losses) gains on investments in our consolidated statements of income. In the third quarter of 2008, net losses from fixed maturity securities were $(59.2) million, net losses from our equity investments were $(32.8) million, and net losses from our investment in a fund of hedge funds was $(18.3) million. These amounts represent reductions of 3.2%, 11.8% and 9.5%, respectively, from the fair value of those investments at the beginning of the third quarter, 2008. Fund of hedge fund performance includes actual reported results to August 31, 2008, together with an estimate of performance for the month of September, as provided by the fund manager. We benefitted from a $1.8 million net gain from our investment in mortgage backed securities, which was a new asset class introduced in the quarter, with securities being purchased in August 2008. For the nine months ended September 30, 2008 we recognized a net loss of $(165.5) million from investments, compared to a net gain of $41.3 million in the corresponding period of 2007. The net loss in the nine months ended September 30, 2008 was comprised $(73.5) million from fixed maturity investments, $(74.8) million from equities and $(18.9) million from our investment in a fund of hedge funds.

In the quarter ended September 30, 2008, our incurred net losses and loss adjustment expenses were $98.5 million, compared to $30.4 million in the third quarter of 2007. Losses in the third quarter of 2008 included $106.0 million from hurricane Ike, $3.7 million from hurricane Gustav and a $4.7 million increase for the storm that impacted Queensland, Australia in the first quarter of this year. These amounts were partly offset by reductions to our estimates of net ultimate losses for a number of prior year events, predominantly from 2005 and 2007, totaling $23.1 million. These reductions included $8.5 million for hurricanes Katrina, Rita and Wilma; $9.3 million for major events that occurred in 2007, with balance spread across other events. The reductions to our estimates of ultimate net losses for these events followed the continuing flow of information from our clients and brokers in the affected areas, together with our own internal review and analysis. Net incurred losses in the third quarter of 2007 included $59.3 million with respect to the flooding that impacted parts of the United Kingdom in July of that year. This was offset in part by reductions to reserves for prior events totaling $26.9 million, the largest component of which was a reduction of $23.1 million to our estimates of ultimate loss from events earlier in 2007. Our loss ratio, which is the ratio of net losses and loss adjustment expenses to net premiums earned, was 86.9% for the quarter ended September 30, 2008, compared to 31.2% for the third quarter of 2007. In the nine months ended September 30, 2008, our incurred net losses and loss adjustment expenses were $97.5 million, compared to $170.6 million in the corresponding period of 2007. Our loss ratio was 33.8% for the nine months ended September 30, 2008, compared to 56.7% for the corresponding period of 2007.

Our net acquisition costs, which are primarily commissions and fees paid to brokers for the production of business, were $10.1 million for the quarter ended September 30, 2008, compared to $9.8 million in the third quarter of 2007. These costs have increased as a result of the increase in earned premiums in 2008, although not proportionately, because brokerage on reinstatement premiums is generally applied at a lower level than for basic premiums. General and administrative expenses were $6.0 million in the quarter ended September 30, 2008, compared to $5.8 million in the third quarter of 2007. Our expense ratio, which is the ratio of net acquisition costs plus general and administrative expenses to net premiums earned, was 14.2% for the third quarter of 2008, compared to 16.1% for the third quarter of 2007, due to the lower level of acquisition costs. For the nine months ended September 30, 2008 our net acquisition costs were $27.2 million, compared to $30.4 million for the corresponding period of 2007. The reason for the decrease is the reduction in earned premium for the period, combined with the lower level of brokerage on reinstatement premiums. For the nine months ended September 30, 2008 our general and administrative expenses were $19.7 million, compared to $19.8 million in the corresponding period of 2007. Our expense ratio for the nine months ended September 30, 2008 was 16.3%, compared to 16.7% for the corresponding period of 2007.

In the quarter ended September 30, 2008 we incurred interest expense of $1.3 million on the $150.0 million drawdown from our syndicated bank credit facility, which occurred on June 12, 2008. The rate of interest on this loan resets quarterly until the due balance is repaid. The next reset will occur on December 12, 2008. For the nine months ended September 30, 2008, interest expense was $1.5 million.

On October 22, 2008 the Board of Directors declared a quarterly dividend of $0.22 per common share, payable on November 28, 2008 to shareholders of record on November 13, 2008. In addition, the Board of Directors declared the final preferred dividend of $0.475781 per Series A Mandatory Convertible preferred share, payable on November 15, 2008 to preferred shareholders of record on November 1, 2008.

As a reminder, our 9,000,000 Series A Mandatory Convertible preferred shares will automatically convert to common shares on November 15, 2008. The conversion rate (subject to anti-dilution adjustments) for each Series A Mandatory Convertible preferred share will be not more than 1.000 common share and not less than 0.8333 common shares, depending on the applicable market value of our common shares; this will be the average of the closing prices per common share on each of the 20 consecutive trading days ending on the third trading day immediately preceding the mandatory conversion date.

Conference Call

Our management will be holding a conference call to discuss these results at 8:30 a.m. Eastern time tomorrow, October 24, 2008. To participate, call 1-800-862-9098 or (International dial-in 1-785-424-1051); the conference ID is IPC. This conference call will be broadcast simultaneously on the internet and can be accessed from http://www.videonewswire.com/event.asp?id=51601 or our website at www.ipcre.bm, under the ‘News’ / ‘Webcasts’ section, and a replay of the call will also be available at this site from 10:30 a.m. Eastern time until 12:00 midnight Eastern time on Friday, October 31, 2008.

This press release contains certain forward-looking statements within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about our beliefs, plans or expectations, are forward-looking statements. These statements are based on our current plans, estimates and expectations. Some forward-looking statements may be identified by our use of terms such as “believes,” “anticipates,” “intends,” “expects” and similar statements of a future or forward-looking nature. In light of the inherent risks and uncertainties in all forward-looking statements, the inclusion of such statements in this press release should not be considered as a representation by us or any other person that our objectives or plans will be achieved. A non-exclusive list of important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding our expectations; (b) the adequacy of our loss reserves and the need to adjust such reserves as claims develop over time; (c) any lowering or loss of one of our financial ratings of our wholly-owned subsidiary, IPCRe Limited; (d) the effect of competition on market trends and pricing; (e) changes in general economic conditions, including changes in interest rates and/or equity values in the United States of America and elsewhere and continued instability in global credit markets; and (f) other factors set forth in our most recent reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not intend, and are under no obligation, to update any forward-looking statement contained in this press release.

IPC Holdings, Ltd., through its wholly-owned subsidiary IPCRe Limited, provides property catastrophe reinsurance and, to a limited extent, aviation, property-per-risk excess and other short-tail reinsurance on a worldwide basis.

CONTACT:	Jim Bryce, President and Chief Executive Officer or John Weale, Executive Vice President and Chief Financial Officer Telephone: 441-298-5100

IPC HOLDINGS, LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of United States dollars, except for per share amounts)

	As of September 30, 2008	As of December 31, 2007
	(unaudited)
ASSETS:

Fixed maturity investments, at fair value	$1,753,202	$1,803,275
Equity investments, at fair value	355,380	630,483
Cash and cash equivalents	205,540	39,486
Reinsurance premiums receivable	135,128	91,393
Deferred premiums ceded	2,328	2,578
Losses and loss adjustment expenses recoverable	5,347	17,497
Accrued investment income	26,369	30,369
Deferred acquisition costs	14,942	8,893
Prepaid expenses and other assets	4,646	3,717

TOTAL ASSETS	$2,502,882	$2,627,691

LIABILITIES:

Reserve for losses and loss adjustment expenses	$364,560	$395,245
Unearned premiums	145,482	75,980
Reinsurance premiums payable	1,049	4,677
Deferred fees and commissions	372	476
Accounts payable and accrued liabilities	23,277	25,568
Bank loan	150,000	—

TOTAL LIABILITIES	684,740	501,946

SHAREHOLDERS’ EQUITY:

Share capital:
Common shares outstanding, par value U.S.$0.01	469	576
Mandatory convertible preferred shares, par value U.S.$0.01	90	90
Additional paid-in capital	1,087,538	1,334,271
Retained earnings	730,926	791,689
Accumulated other comprehensive loss	(881)	(881)

TOTAL SHAREHOLDERS’ EQUITY	1,818,142	2,125,745

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,502,882	$2,627,691

Diluted book value per common share	$33.41	$32.42

IPC HOLDINGS, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Expressed in thousands of United States dollars)

	Quarter ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
REVENUES:

Gross premiums written	$59,806	$43,386	$362,851	$388,888
Premiums ceded	(256)	(1,656)	(5,100)	(16,374)

Net premiums written	59,550	41,730	357,751	372,514
Change in unearned premium reserve, net	53,857	55,657	(69,752)	(71,591)

Net premiums earned	113,407	97,387	287,999	300,923
Net investment income	23,356	32,451	70,625	97,465
Net (losses) gains on investments	(108,541)	30,719	(165,450)	41,264
Other income	3	160	47	1,047

	28,225	160,717	193,221	440,699

EXPENSES:

Net losses and loss adjustment expenses	98,521	30,426	97,463	170,589
Net acquisition costs	10,109	9,817	27,227	30,402
General and administrative expenses	5,968	5,840	19,668	19,798
Interest expense	1,275	—	1,537	—
Net exchange (gain) loss	(135)	1,422	586	1,519

	115,738	47,505	146,481	222,308

NET (LOSS) INCOME	$(87,513)	$113,212	$46,740	$218,391

Preferred dividend	4,282	4,329	12,846	12,893

NET (LOSS) INCOME Available to Common Shareholders	$(91,795)	$108,883	$33,894	$205,498

Loss and loss expense ratio (1)	86.9%	31.2%	33.8%	56.7%
Expense ratio (2)	14.2%	16.1%	16.3%	16.7%
Combined ratio (Sum of 1 + 2)	101.1%	47.3%	50.1%	73.4%